EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into effective January 1, 2007, by and between Maguire Insurance Agency, Inc., a Pennsylvania corporation (“Employer”), and Craig P. Keller (“Employee”) for the purposes herein stated.
Background of Agreement
     Employee desires to continue in the employ of the Employer, and desires certain protections and benefits; and
     Employee is currently employed pursuant to an employment agreement with an expiration date of May 31, 2007, which Employee and Employer desire to mutually terminate, with no liability on the part of either of them arising out of such termination;
     Employee and the Employer deem it to be in their respective best interests to enter into an agreement providing for compensation and benefits for Employee pursuant to the terms stated in this Agreement; and
     The Employer desires to place reasonable restraints upon Employee’s ability to compete with the Employer during a specified period immediately following Employee’s termination from employment;
     Accordingly, in consideration of the mutual promises and agreements contained herein, the parties hereto agree to the following:
     1. Employment. The Employer agrees to continue Employee in its employ, and Employee agrees to remain in the employ of the Employer, for the Term of Employment set forth in this Agreement, subject to the terms and conditions set forth below. The existing employment agreement governing Employee’s employment with an expiration date of May 31, 2007 is hereby mutually terminated by Employee and Employer with no liability on the part of either of them arising out of the termination.
     2. Definitions. The following terms when used herein shall have the meanings given below:
          (a) “Affiliate” means any party controlled by, under the control of, or under common control with, Employer or PCHC. “PCHC” means Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.
          (b) “Agreement and General Release” means a general release of claims against the Employer in a form acceptable to the Employer and as described in Subsection 6(a).
          (c) “Base Compensation” means the annual base salary of Employee, exclusive of any bonus, insurance, or other fringe benefits and perquisites.

          (d) “Board” means the Board of Directors of PCHC.
          (e) “Bonus” means the bonus the Employee earns under any plan, policy, procedure or otherwise of Employer which is set forth in a written instrument specifying such bonus (or the manner in which the bonus will be determined) delivered by Employer to Employee. Notwithstanding the foregoing, after a Hostile Change in Control, said term means the total amount of all bonuses paid to the Employee under any plan, policy, procedure or otherwise, during the twelve month period immediately preceding the Hostile Change in Control.
          (f) “Cause” means, as determined in the sole discretion of the Executive Committee of PCHC, commission of any of the following listed conduct by Employee: a felony or any crime involving moral turpitude (whether or not related to Employee’s employment), incompetence or gross negligence, unsatisfactory performance of a substantial nature, drug or alcohol use which interferes with Employee’s job performance, insubordination, willful misconduct, violation of any express directive or regulation established by the Employer from time to time regarding the conduct of its business, misrepresentations by Employee related to this Agreement, any violation by Employee of the terms and conditions of this Agreement not cured within ten days after written notice thereof is given by the Employer to Employee, acceptance of employment with another Employer (other than employment with a Successor or a purchaser of assets from the Employer), and/or performing work for another Employer, as an employee, consultant or in any other capacity, while still an employee of the Employer and any other act, omission or circumstance which, under applicable law, would result in a termination by the Employer of Employee’s employment hereunder to be deemed to be a termination for cause. Following a Hostile Change in Control, Employee may be terminated with Cause only after the Employer provides Employee with written notice of and ninety (90) days to cure the deficiency. Any involuntary termination shall be deemed to be without Cause if the involuntary termination occurs within 12 months of any Hostile Change in Control.
          (g) “Executive Committee” means the Executive Committee of PCHC as determined by the Board, except that in the case of a Hostile Change in Control, said term means the Executive Committee of PCHC as it was last constituted prior to the Change in Control. No member of the Executive Committee shall participate in a decision regarding himself or herself. If a decision must be made with regard to one of the members of the Executive Committee, the Compensation Committee of PCHC will make the determination, except that in the event of a Hostile Change in Control, the determination shall be made by the members of the Compensation Committee as it was last constituted prior to the Hostile Change in Control.
          (h) “Effective Date” means the date upon which this Agreement becomes effective, as set forth in Section 4 below.
          (i) “Good Reason” means either (A) a material change in Employee’s duties that is both inconsistent with an executive position and results in a reduction of compensation and/or benefits (or any change in Executive’s duties after a Hostile Change of Control), or (B) a material reduction in Employee’s Base Compensation (or any reduction in Employee’s Base Compensation, Target Total Cash Compensation, benefits or perquisites after a Hostile Change of Control). In addition (except in the case of a Hostile Change in Control), Employee must provide Employer with written notice of the act or omission that Employee believes constitutes

Good Reason within fifteen (15) days of the date the Employee knows or should have known of the event, the Employer has sixty (60) days after such written notice is given to cure such act or omission, and in no event shall a resignation be deemed to be a resignation for Good Reason unless Employee resigns within fifteen (15) days after the expiration of the Employer’s cure period, if the Employer has failed to cure the act or omission asserted to be Good Reason for Employee’s resignation within such sixty day cure period. In the case of a Hostile Change in Control, in no event shall a resignation be deemed to be a resignation for Good Reason unless Employee resigns within twelve (12) weeks of the occurrence of the act or omission that Employee asserts is Good Reason for Employee’s resignation; but Employee is not required to provide advance notice to the Employer or an opportunity to cure.
          (j) “Hostile Change in Control” means the individuals who are Continuing Directors cease to constitute a majority of the members of the Board (“Continuing Directors” for this purpose are the members of the Board on the date of this Agreement, provided that any person who becomes a member of the Board subsequent to such date whose election or nomination for election is supported by two-thirds of those directors who were Continuing Directors at that time of the election or nomination shall be deemed to be a Continuing Director).
          (k) “Successors” means any entity that acquires at least fifty (50) percent of the shares of outstanding stock, and/or fifty percent (50%) of the assets, of the Employer or PCHC (whether direct or indirect, by purchase, merger, consolidation or otherwise).
          (l) “Target Bonus” means the target bonus amount the Employee is eligible to earn under the Philadelphia Insurance Companies 2007 Cash Bonus Plan, as amended, after said plan becomes effective, or any other successor or other written bonus plans that become effective from time to time. Notwithstanding the foregoing, after a Hostile Change in Control, said term means the total amount of all Bonuses paid to the Employee under any plan, policy, procedure or otherwise, during the twelve month period immediately preceding the Hostile Change in Control.
          (m) “Term of Employment” shall have the meaning set forth in Section 4 below.
          (n) “Target Total Cash Compensation” means Employee’s Base Compensation plus Target Bonus.
     3. Position and Responsibilities.
          (a) During the Term of this Agreement, Employee agrees to serve the Employer as Executive Vice President. This in no way prevents Employer, in its sole discretion, from promoting or transferring Employee to a different executive position or assigning Employee different executive duties during the Term of Employment so long as there is no reduction of compensation and/or benefits to Employee.
          (b) Throughout the Term of this Agreement, Employee shall devote Employee’s entire working time, energy, attention, skill and best efforts to the affairs of the Employer and its Affiliates and to the performance of Employee’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer.

     4. Term of Employment. This Agreement shall be effective on January 1, 2007 (the “Effective Date”) and Employee’s term of employment under this Agreement shall expire, in the absence of a Hostile Change in Control, on the fifth anniversary of such date (the “Expiration Date”). In the event of a Hostile Change in Control, this Agreement shall be automatically extended for a period of three years, commencing upon the expiration date set forth in the immediately preceding sentence. The applicable period referred to above is referred to herein as the “Term of Employment.”
     5. Compensation and Benefits. During the Term of Employment, Employee shall be eligible for the following, in return for all services rendered by Employee to the Employer during the period of employment, subject to the provisions of Section 6, as applicable:
          (a) Base Compensation. Upon the effective date of this Agreement, Employee shall receive Base Compensation at the annual rate of Four Hundred Thirty-Five Thousand Dollars ($435,000.00) subject to periodic reviews and possible increases in the sole discretion of the Employer. Employee’s Base Compensation shall be payable in accordance with the Employer’s regular payroll practices in effect from time to time.
          (b) Benefits. Employee shall be entitled to all group health, disability, life insurance and 401(k) benefits as are made available to similarly-situated employees of the Employer as such benefit programs may be amended from time to time. Any benefits due to Employee under any bonus plan, deferred compensation plan, stock option plan or other incentive compensation plan will be paid or made available based upon the plan documents and any agreements specific to those plans. Employee shall also be entitled to such perquisites as are generally made available to similarly situated employees of the Employer.
          (c) Business Expenses. Employee shall be reimbursed reasonable and necessary expenses related to Employee’s employment by the Employer in accordance with, and subject to, the Employer’s regular policies from time to time in effect regarding reimbursement of expenses and the documentation required.
     6. Termination of Employment. The following provisions shall govern in the event that Employee’s employment is terminated by the Employer or by Employee during the Term of Employment, except as provided in Section 8, if applicable:
          (a) Discharge Without Cause or Resignation for Good Reason. In the event of discharge without Cause or resignation for Good Reason, Employee shall receive (or in the case of Subsection 6(a)(iii) have paid on Employee’s behalf) from the Employer, provided (unless waived by the Employer) Employee executes and returns to the Employer within the time specified by the Employer (without subsequent revocation) an Agreement and General Release as described in Subsection 2(b) above (except that Employee shall not be obligated to do so following a Hostile Change in Control):
               (i) Employee’s current Base Compensation and Target Bonus for twenty-four (24) months paid either, as determined in the Employer’s sole discretion, periodically in accordance with the Employer’s regular payroll practices then in effect or in a lump sum;

               (ii) Any earned but not paid deferred compensation and/or bonus for service during the prior year, subject to the terms, conditions and restrictions specified in the relevant plan documents; and
               (iii) The “designated portion” of the premiums with regard to Employee’s continued participation in group health and dental plans pursuant to COBRA for eighteen (18) months, provided Employee pays his or her co-payment on a timely basis. For purpose of this provision, the “designated portion” means the portion of the premium which the Employer paid at the time Employee’s employment terminated.
                      Executive shall receive the payments and benefits described in Section 6(a) if and only if (i) Executive duly executes and returns to the Employer (and does not revoke if a revocation period is included in the sole discretion of the Employer) an Agreement and General Release, setting forth terms satisfactory to the Employer in its sole discretion, including but not limited to (a) a general release of the Employer and any other persons or entities designed by the Employer of any and all claims arising out of Employee’s employment or cessation with the Employer other than any claims for payments and benefits set forth in Section 6(a), and (b) provisions requiring Employee not to disparage the Employer, not use or disclose information deemed confidential by the Employer and to reasonably cooperate with the Employer in transitioning business matters and handling claims and litigation; and (ii) Employee complies with his obligations under this Agreement (including but not limited to under Section 7) and the Agreement and General Release.
          (b) Discharge With Cause, Resignation Without Good Reason, Discharge in Connection With Disability or Death. Employee shall not be eligible for any payments or benefits for the period subsequent to his separation in any of the following circumstances: (A) Employee is discharged with Cause; (B) Employee resigns without Good Reason; (C) Employee is discharged due to Employee’s inability or failure to perform satisfactorily the essential functions of Employee’s position for six (6) months due to disability; or (D) Employee’s death. In the event of discharge with Cause, resignation without Good Reason or discharge in connection with death or disability, Employee shall receive:
               (i) All Base Compensation for work performed and benefits accrued during the period prior to Employee’s separation from the Employer;
               (ii) Any earned and not paid deferred compensation and/or bonus for service during the prior year, subject to the terms, conditions and restrictions specified in the relevant plan documents; and
               (iii) In the event of Employee’s disability or death, any disability or life insurance payments to which Employee or Employee’s estate or beneficiaries may be entitled pursuant to the applicable plan documents relating to any group disability or life insurance plans in which Employee participated prior to Employee’s separation.
          (c) Notice of Termination. Any termination by the Employer or by Employee shall be communicated by written Notice of Termination to the other party given in accordance with Section 16 below. Such Notice of Termination shall indicate the specific termination provision(s) in this Agreement relied upon and specify the effective date of the termination if other than the date such Notice of Termination is given (which effective date shall be not more than thirty (30) calendar days thereafter).
          (d) Notwithstanding any provisions of this Agreement to the contrary, in the event any payment otherwise required to be made under the Agreement, whether upon termination of employment, or for any other reason, would constitute a payment of nonqualified deferred compensation, such payment shall be made in a time and manner such that no amount will be required to be included in Employee’s income by reason of a failure to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (the “Code”) (such payment, therefore, being included in Employee’s income at the time of actual receipt pursuant to other applicable provisions of the Code). This Section 6(d) shall apply to such payments and to such extent as necessary so as to avoid imposition of tax or additions to tax pursuant to Code Section 409A(a)(1). If, for example, it is determined that payments otherwise required to be made pursuant to Section 6(a) upon termination of employment would violate Code Section 409A(a)(2)(B) (requiring that deferred compensation benefits payable to a key employee of a public Employer upon separation from service be delayed until a date that is at least six months after the date of separation), then no payment under Section 6(a) will be payable until six months and one day after Employee’s termination of employment with the Employer.
     7. Restrictive Covenants and Confidentiality.
          (a) During Employee’s employment with the Employer and for two (2) years following Employee’s separation from the Employer for any reason (whether initiated by the Employer or Employee), Employee shall not:
               (i) Directly or indirectly engage in any business activity (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in any business or commercial activity in which the Employer is engaged or with which the Employer competes or, with respect to the period following Employee’s termination of employment, Employer was engaged or with which the Employer competed at the time of or within one (1) year prior to Employee’s termination, including but not limited to the property and casualty or personal lines insurance businesses (hereinafter collectively “Competitive Businesses”) anywhere in the United States of America (including the District of Columbia, the Commonwealth of Puerto Rico and its possessions and territories), and Canada (without prior written approval of the Employer). This provision is not intended to prohibit Employee from holding or purchasing less than 1% of the stock of any public Employer.
               (ii) Directly or indirectly, (i) solicit, induce or encourage any person, firm, corporation or other entity who or which is a Customer, distributor or supplier of the Employer to terminate or reduce its business or relationship with the Employer; (ii) solicit or assist any individual or entity in the solicitation of business from, or performance of work for, any Customer or Prospective Customer of the Employer; (iii) perform any work or services for any Customer of the Employer, or (iv) solicit, employ or establish a business relationship with, or encourage or assist any individual or entity to solicit, employ or establish a business relationship with, any individual who was employed by the Employer during the preceding six month period. For the purposes of this Section 7(a)(ii) only, the terms: (A) “Customer” shall mean those persons or entities for which the Employer performed services or to which it has sold or otherwise provided any product during the last two (2) years of Employee’s employment with the Employer; and (B) “Prospective Customer” shall mean all persons or entities whose name appeared on a prospect list or who received a sales pitch from the Employer in the last two (2) years of Employee’s employment with the Employer.
          (b) During Employee’s employment with the Employer and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or Employer other than the Employer, any confidential information of the Employer which Employee acquires in the course of Employee’s employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: business, development, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; research and development projects and results; referral sources; trade secrets or other knowledge or processes of or developed by the Employer; names and addresses of employees, agents, brokers and customers; any data on or relating to past, present or prospective customers, including customer lists, customer policies and endorsements. Employee agrees that such information is confidential and constitutes the exclusive property of the Employer, and Employee agrees that, immediately upon Employee’s termination, whether by Employee, or by the Employer, Employee will deliver to the Employer, all correspondence, documents, books, records, lists and other writings relating to the Employer’s business, retaining no copies.
          (c) The term “Employer,” as used in this Section 7 and in Sections 2(b) and 11 and the last paragraph of Section 6(a), shall include as well all Affiliates of Employer and PCHC.
          (d) Employee acknowledges and agrees that the provisions of this Section 7 are reasonable with respect to their duration, scope and geographical area. In particular, Employee acknowledges that the geographic scope of the Employer’s business makes reasonable the geographic restrictions of this Agreement. If the period of time or scope of any restriction set forth in this Agreement should be adjudged unreasonable by any court of competent jurisdiction, then the period of time shall be reduced by such number of months or the scope of the restrictions shall be construed or modified, or both, by the court so that such restrictions may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable. If Employee violates any of the restrictions contained in Section 7, then the period of the restriction shall not run in Employee’s favor from the time of the commencement of any such violation until such time as such violation shall be cured by Employee.
          (e) Employee agrees that if Employee breaches or threaten to breach any of the provisions of this Section 7 or Section 11, the Employer will have available, in addition to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.
          (f) Notwithstanding anything to the contrary contained in this Section 7 or any other provisions of the Agreement, Employee shall not be bound by any of the provisions of Section 7(a) following a Hostile Change in Control.
     8. Hostile Change in Control. In the event of a Hostile Change in Control:
          (a) Section 6 shall apply, except as set forth in Section 8(b) below.
          (b) Enhanced Severance Package in the Event of Hostile Change in Control. In the event that Employee, at any time after a Hostile Change in Control, is discharged without Cause and for reasons unrelated to his disability or death, or resigns for Good Reason, Employee shall receive the payments and other benefits specified in Section 6(a) regardless of whether Employee executes (and does not revoke) an Agreement and General Release with the following exception: The period specified in Section 6(a)(i) above during which Employee shall receive his Base Compensation and Target Bonus shall be thirty-six (36) months.
          (c) Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employees described in Section 8(b), determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) would be, but for this Section 8(c), at least three times the “base amount” determined under such Section 280G, then the parachute payments otherwise payable under this Agreement (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Employer) shall be reduced so that the aggregate present value of the parachute payments to Employee determined under Section 280G, does not exceed 2.99 times the base amount, if possible; provided, however, that if the aggregate present value of such parachute payments exceeds 110% of 2.99 times the Employee’s base amount, the employer shall make an additional payment to the Employee equal to an amount that is sufficient to pay the Employee’s excise taxes payable with respect to such parachute payments under Code Section 4999 net after all taxes (including excise taxes) on such additional payment (so that the Employee is left, on a net, after-tax basis, in the same position as the Employee would have been if no portion of the payments to the Employee were subject to excise tax under Code Section 4999). In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded from treatment under Section 280G of the Code as a “parachute payment” or as an “excess parachute payment.” Any decisions regarding the requirement or implementation of such reductions shall be made by the then current tax counsel and accounting firm retained by the Employer provided, however, that in the event of a Hostile Change of Control, said decisions shall be made by the tax counsel and accounting firm retained by the Employer immediately prior to the Hostile Change of Control.
     9. Ineligibility for Participation in Other Employer Severance Plans. In the event that Employee becomes entitled to the severance benefits set forth in Section 6 above, Employee shall be ineligible for (and deemed to have waived his right to receive) payments under any other severance plan, program or arrangement maintained by the Employer.

     10. Arbitration. In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, Employee agrees that all disputes (except those relating to unemployment compensation or workers compensation, and except as provided in Section 7(e) above) arising out of Employee’s employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to workplace discrimination and/or harassment on any basis, whatsoever, including but not limited to age, race, sex, religion, national origin, disability or perceived disability, as well as any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any, including but not limited to any claims of retaliation thereunder) shall be resolved exclusively by binding arbitration at a location in reasonable proximity to Employee’s last place of employment with the Employer, pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties expressly waive their rights to have any such claim resolved by jury trial. The Employer shall bear the cost of the Arbitrator’s fee. The Employer shall initially bear its filing fees, as well as Employee’s filing fees in excess of $75.00 upon Employee’s written request to the Employer’s Senior Vice President of Operations. The decision, in the Arbitrator’s discretion, may award all or some of my or the Employer’s attorneys fees and costs, including filing fees, in addition to any such awards required by law. Arbitration must be demanded within three hundred (300) days of the time when the demanding party knows or should know of the events giving rise to the claim. The decision of the Arbitrator shall be in writing and set forth the findings and conclusions upon which the decision is based. Notwithstanding the foregoing, the requirement to arbitrate does not apply to the filing of a claim with a federal, state or local administrative agency. The decision of the Arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.), but may in addition be set aside or modified by a reviewing court in the event of a material error of law. Judgment upon the award may be entered, confirmed and enforced in any federal or state court of competent jurisdiction.
     11. Employer Property.
          (a) All Employer information, including without limitation, data processing reports, analyses, invoices, and/or any other materials or data of any kind furnished to Employee by the Employer or developed by Employee on behalf of the Employer, or at the Employer’s direction or for the Employer’s use, or otherwise in connection with Employee’s employment hereunder, are and shall remain the sole and confidential property of the Employer, except to the extent such information has been publicly disclosed voluntarily by the Employer.
          (b) Employee agrees that, at the time of leaving the employ of the Employer, or earlier upon request, Employee shall deliver to the Employer (and will not keep in his possession or control or deliver to anyone else) any and all records, data, notes, reports, information, proposals, lists, correspondence, emails, specifications, drawings, blueprints, sketches, materials, other documents (including but not limited to on computer discs or drives) of any aforementioned items either developed by Employee pursuant to Employee’s employment with the Employer or otherwise relating to the business of the Employer, retaining neither copies nor excerpts thereof. Employee also agrees that, at the time of leaving the employ of the Employer, or earlier upon request, Employee shall deliver to the Employer all Employer property in Employee’s possession, including cell phones, computers, computer discs, drives and other equipment.
     12. Income Tax Withholding. The Employer may withhold from any payments made under this Agreement all Federal, State, City or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.
     13. No Restrictions on Employee’s Employment By Employer. Employee represents to Employer that: (i) there are no restrictions, agreements or understandings whatsoever to which Employee is a party and no laws or regulations of which Employee is aware which would or may prevent or make unlawful his employment by the Employer; (ii) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and (iii) Employee is free and able to execute this Agreement and to enter into employment with the Employer. Employee has listed in Appendix A to this Agreement and provided the Employer with a copy of any agreement with a prior employer or any other agreement that restricts Employee’s right to use confidential information and/or to engage in any business activity.
     14. Entire Understanding. This Agreement contains the entire understanding between the Employer, and Employee superceding all others with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the parties.
     15. Severability. If any term or provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, the provision shall be stricken from this Agreement and such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
     16. Notices. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other documented transmission service to the appropriate address or number as set forth below:
(a)	If to the Employee:

Craig P. Keller 29 Woodcroft Road Havertown, PA 19083
or at such other address as Employee may designate by written notice to the Employer as specified below.

(b)	If to the Employer:

Philadelphia Consolidated Holding Corp. One Bala Plaza Bala Cynwyd, PA Attention: James J. Maguire, Jr.
or at such other address and to the attention of such other person as the Employer may designate by written notice to Employee as specified above.
     17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee, Employee’s heirs and legal representatives, and to the Employer, and its Successors and assigns. PCHC and its Affiliates are third party beneficiaries of this Agreement.
     18. Assignment and Succession. The Employer may assign this Agreement (i) in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Employer or all or any portion of the business of the Employer, or (ii) to any Affiliate of Employer. Employee expressly consents to the assignment of the Agreement, including, but not limited to the restrictions which apply subsequent to the termination of Employee’s employment, to any new owner of, or successor to or assignee of, Employer or any Affiliate of Employer in connection with any such transaction. Employee’s rights and obligations hereunder are personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, beneficiaries and/or legal representatives.
     19. Counterparts and Prerequisites to Binding Effect of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     20. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any modification or amendment is sought. A party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of the Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
     21. Governing Law. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law principles thereof.
     22. Jurisdiction and Venue. The courts of Montgomery County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have exclusive jurisdiction and venue with respect to any action to enforce this Agreement which is not subject to arbitration.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement.

MAGUIRE INSURANCE AGENCY, INC.
By:	James J. Maguire, Jr.
Title: President and CEO

I UNDERSTAND AND AGREE TO BE BOUND
Craig P. Keller 2/20/07
Employee DATE

APPENDIX A